Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 22, 2013

Relating to Preliminary Prospectus dated November 18, 2013

Registration No. 333-192165

For Immediate Release

Investor Contact:	Media Contact:
Susannah Livingston	Kim Rockley
(602) 682-1584	(602) 682-3173
susannahlivingston@sprouts.com	kimrockley@sprouts.com

SPROUTS FARMERS MARKET RELEASES

COMPARABLE STORE SALES GROWTH FOR THE SEVEN

WEEKS ENDED NOVEMBER 17, 2013

PHOENIX, Ariz. – (Globe Newswire) – Nov. 22, 2013 – Sprouts Farmers Market, Inc. (the “Company”) (Nasdaq:SFM) today provided preliminary information on certain aspects of its 2013 financial performance through November 17, 2013. For the seven weeks ended November 17, 2013, the Company has recorded comparable store sales growth of 13.7%, or 22.8% on a two-year stacked basis pro forma for the 2012 acquisition of Sunflower Farmers Market. Comparable store sales growth has been driven by continued momentum in customer traffic and basket size.

The results for this seven-week period are not for an entire fiscal period, and there can be no assurance that final results for the 13-week period ended December 29, 2013 will not differ from these results.

Corporate Profile

Sprouts Farmers Market, Inc. is a specialty retailer of natural and organic foods at great prices. We offer a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, baked goods, dairy products, frozen foods, natural body care and household items catering to consumers’ growing interest in health and wellness. Headquartered in Phoenix, Arizona, Sprouts Farmers Market employs more than 14,000 team members and operates 167 stores in eight states.

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Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

11/22/13

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from: Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, Telephone: 866-471-2526, Facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, Telephone: 800-221-1037, or by emailing newyork.prospectus@credit-suisse.com.

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